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                                   EXHIBIT 5.1

                           OPINION REGARDING LEGALITY

                                October 18, 1999

MSC.Software Corporation
815 Colorado Boulevard
Los Angeles, California  90041

         Re:      REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as special counsel to MSC.Software Corporation, formerly The MacNeal-Schwendler Corporation (the "Company"), a Delaware corporation, in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission by Company in connection with the proposed offering and sale by certain selling holders of warrants to purchase 1,400,000 shares of common stock of Company (the "Warrants"). We are familiar with the proceedings heretofore taken by the Company in connection with the authorization, issuance and registration of the Warrants.

         Based upon the foregoing, we are of the opinion that:

         1. The Warrants are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunction relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         2. Upon payment of the exercise price for the shares of common stock to be issued upon exercise of the Warrants and the issuance and delivery thereof in accordance with the Warrants and the Warrant Agreement, and the countersigning of the certificate or certificates representing such shares by a duly authorized signatory of the registrar for the Company's common stock, such shares will be validly issued, fully paid and non-assessable.

         We consent to the filing of this letter opinion as an exhibit to the Registration Statement, without admitting that we are "experts" within the meaning of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                              Respectfully submitted,

                                              /s/  O'Melveny & Myers LLP